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                                                                     Exhibit 3.1


                              HANOVER DIRECT, INC.


                   AMENDMENT TO BYLAWS ADOPTED BY RESOLUTION

                    OF THE BOARD OF DIRECTORS ON MAY 13, 2004


      RESOLVED that the second sentence of Article II, Section 4(c) of the By-laws of the Company be and it hereby is amended to read as follows: "Special meetings may be called by or at the direction of the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the Chairman of any standing committee of the Board of Directors, the President, or a majority of the directors in office.